Exhibit 99.1

SEASONED EXECUTIVE JOINS JDSU BOARD OF DIRECTORS

San Jose, California, January 19, 2006 – JDSU today announced that Harold (Hal) Covert, Executive Vice President and Chief Financial Officer of Openwave Systems, Inc., has joined the JDSU Board of Directors, effective January 19, 2006. The addition of Mr. Covert increases the size of the JDSU Board to ten, and increases the number of independent members to nine. Mr. Covert also has been appointed to the company’s Audit Committee.

“I am very pleased to welcome such a seasoned finance executive to our Board of Directors,” said Marty A. Kaplan, Chairman of JDSU’s Board of Directors. “Hal has an impressive track record of delivering consistent financial results at Openwave and Adobe, to name a few, and I feel confident that his skills and experience well complement our existing Board.”

“Over the last twelve months, I have watched with interest as JDSU has initiated ambitious restructuring and acquisition programs designed to move the company to profitability,” said Mr. Covert. “I have been very impressed with the company’s ability to execute simultaneously on multiple fronts, and look forward to working with the team to ensure JDSU extracts maximum benefit from these initiatives.”

As Openwave’s Executive Vice President and Chief Financial Officer, Mr. Covert oversees the company’s finance, information technology, and corporate services departments. Prior to joining Openwave, Mr. Covert served as chief financial officer at Fortinet, Extreme Networks, Silicon Graphics and Adobe Systems. He previously held senior financial management positions at Northern Telecom.

Mr. Covert has a BS degree in Business Administration from Lake Erie College and an MBA degree from Cleveland State University. Mr. Covert also is a Certified Public Accountant.

About JDSU

JDSU (NASDAQ: JDSU; and TSX: JDU) is committed to enabling broadband & optical innovation in the communications, commercial and consumer markets. JDSU is the leading provider of communications test and measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers. Furthermore, JDSU is a leading provider of innovative optical solutions for medical/environmental instrumentation, semiconductor processing, display, brand authentication, aerospace and defense, and decorative applications. More information is available at www.jdsu.com.

Investors: Jacquie Ross, 408-546-4445, investor.relations@jdsu.com

Press: Kathleen Greene, 408-546-5852, kathleen.greene@jdsu.com